Exhibit 10.49

XL GROUP PLC
EXECUTIVE SEVERANCE BENEFIT PLAN

1.	Purpose
The purpose of the XL Group plc Executive Severance Benefit Plan (the “Plan”) is to assist executives covered by the Plan in occupational transition by providing severance pay to them under the terms, and subject to the conditions, set forth in the Plan.

2.	Effective Date and Exclusivity of Plan
The Plan will become effective on December 11, 2014. Any termination of employment of a Covered Employee (as defined in Section 3 below) with a termination date during the period this Plan is in effect shall be governed exclusively by the terms of this Plan and by no other plan, policy, practice or arrangement. All capitalized terms not specifically defined in the text of this Plan will have the meanings set forth in Schedule A hereto.

3.	Covered Employees
A person will be a Covered Employee under this Plan if, on the person’s termination date, the person is an employee of XL Group plc or one of its subsidiaries (collectively, the “Company”) who is a senior executive of the Company whom the Plan Administrator has designated by resolution or otherwise in writing as a participant in the Plan. The Plan Administrator will require, as a condition to participation in the Plan, that a Covered Employee execute a Participant Agreement, which will include certain restrictive covenants, in such form as determined by the Plan Administrator.

4.	Severance Pay Upon Termination of Employment
A Covered Employee will be eligible to receive severance benefits under this Section 4 if (i) the Company terminates the Covered Employee’s employment other than in an Ineligible Termination, or (ii) the Covered Employee terminates his or her employment for Good Reason. In that event, provided the Covered Employee executes and delivers to the Company (and does not revoke) a Separation and Release Agreement as described in Section 9 below, the Covered Employee will receive (x) a cash severance payment equal to the sum of the Covered Employee’s annual base salary plus his or her target annual bonus in effect at the termination date, and (y) a pro-rata portion (based on the Covered Employee’s actual service in a fiscal year) of Covered Employee’s annual cash bonus as determined by the CEO and approved by the Management Development & Compensation Committee of the XL Group plc Board (“MDCC”), payable to the Covered Employee at the same time bonuses are paid to active employees generally for the applicable fiscal year. The severance payment under clause (x) of this Section 4 will be paid in a lump sum within 60 days after the termination date. In addition, if such conditions are met, the Covered Employee will receive any unpaid annual bonus approved by the MDCC for the Covered Employee for the calendar year ending prior to the date of such termination, which shall be paid to the Covered Employee at the time such annual bonuses are otherwise paid to active employees.

5.	Severance Pay in the Event of a Change in Control
In the event a Change in Control occurs, and, within the two-year period following such Change in Control, the Covered Employee’s employment is terminated (i) by the Company for any reason other than for Cause, death of the Covered Employee or total disability that results in the Covered Employee qualifying for benefits under the Company’s Long Term Disability Plan, or (ii) by the Covered Employee for CIC Good Reason, then, in lieu of the payments provided for in Section 4 above, but subject to the Covered Employee entering into (and not revoking) a Separation and Release Agreement, as described in Section 9 below, the Covered Employee will receive (x) a cash severance payment equal to two times the sum of the Covered Employee’s annual base salary plus his or her target annual bonus in effect at the termination date, and (y) a pro-rata portion (based on the Covered Employee’s actual service in a fiscal year) of Covered Employee’s annual cash bonus as determined by the CEO and approved by the MDCC, payable to the Covered Employee at the same time bonuses are paid to active employees generally for the applicable fiscal year. Any severance payment under clause (x) of this Section 5 shall be paid in a lump sum within 60 days after the termination date. In addition, if such conditions are met, the Covered Employee will receive any unpaid annual bonus approved by the MDCC for the Covered Employee for the calendar year ending prior to the date of such termination which shall be paid to the Covered Employee at the time such annual bonuses are otherwise paid to active employees.

6.	Additional Payments
In addition to any severance benefits under this Plan, the Covered Employee will also receive any base salary earned, but unpaid, for services rendered to the Company on or prior to the termination date, plus any paid time off accrued but unused as of such date, which payments shall be made within 30 days after the termination date, whether or not the Covered Employee executes and delivers to the Company (and does not revoke) a Separation and Release Agreement. The Covered Employee shall also continue to receive any vested accrued benefits under Company welfare, 401(k) or deferred compensation plans in which he or she is a participant on the termination date in accordance with the terms of the applicable plan.

7.	Employee Benefit Plan Coverage Payment
If the Covered Employee receives severance pay under Section 4 or Section 5, then, provided that the following provision is not deemed discriminatory under applicable law, the Company will pay an amount to the Covered Employee equal to the excess of (i) the amount that the Covered Employee would be required to pay for COBRA continuation coverage for 12 months after the termination date for the Covered Employee and his or her eligible dependents under the medical benefit plan of the Company or its affiliates in which the Covered Employee and such dependents were participating as of the termination date as in effect at such time, over (ii) the amount that he or she would pay for such coverage if the Covered Employee were still in the employ of the Company. Such payment shall be made in a lump sum within 60 days after the termination date.

8.	Treatment of Long Term Incentives
The timing of the payment and/or vesting of any outstanding unvested or unpaid long term incentives, including equity-based incentive awards, will be as set forth in the applicable long term incentive plan or the applicable award agreement under such plan.

9.	Separation and Release Agreement
As a condition for the payment of any severance benefits under this Plan, a Covered Employee must accept the terms of a separation agreement, including but not limited to a release of all claims that he or she may have against the Company, the Company’s directors, officers, employees and employee benefit plans (the “Separation and Release Agreement”). The post-termination restrictive covenants in the Separation and Release Agreement shall be consistent with the post-termination restrictive covenants in the Participation Agreement for the Covered Employee, and the Separation and Release Agreement will not require the Covered Employee to release (i) any right to indemnification by the Company under the Company by-laws or charter or any agreement between the Covered Employee and the Company, or (ii) any rights as an insured under any director’s and officer’s liability insurance policy. In no event shall the terms and conditions of a Separation and Release Agreement required following a Change in Control be significantly less favorable to the Covered Employee than the terms and conditions of the form of Separation and Release Agreement customarily used by the Company prior to the Change in Control, except that any post-termination covenants applicable after a Change in Control shall be consistent with the post-Change in Control covenants in the Participation Agreement for the Covered Employee. Covered Employees have no right to receive severance benefits until they sign the Separation and Release Agreement and the expiration of any revocation period occurs. A Covered Employee must sign and return the Separation and Release Agreement no later than the date specified in that Agreement.

10.	Sale or Divestiture
If a business or function of the Company in which the Covered Employee is employed is sold or divested (which, for the avoidance of doubt, will not include any internal reorganization, restructuring or redomestication) in a transaction that does not qualify as a Change in Control under Section 5 hereof, the Covered Employee is eligible to receive severance benefits under Section 4 of this Plan if, at the time of the transaction, the Covered Employee’s employment with the Company terminates as a result of the transaction; provided that the Covered Employee will not be eligible to receive severance benefits under this Plan if any of the following apply:
(1)    the Covered Employee is offered a “Comparable Position” (as defined in Schedule A) with the Company, the acquirer or the divested business or function;
(2)    the Covered Employee declines an interview or an invitation to apply for a Comparable Position with the Company, the acquirer or the divested business or function;
(3)    the Covered Employee accepts any position with the Company, the acquirer or the divested business or function; or
(4)    the Covered Employee is otherwise ineligible for severance pay because the termination is an Ineligible Termination or because he or she failed to execute and deliver to the Company (and not revoke) a Separation and Release Agreement as described in Section 9 above.
If the Covered Employee continues employment with the Company or is hired on or immediately following the termination date by the acquirer or the divested business or function, then severance payments will not be provided under this Plan.

11.	Section 280G
Notwithstanding any other provision of this Plan, in the event that the amount of payments or other benefits payable to a Covered Employee under this Plan, together with any payments, awards or benefits payable under any other plan, program, arrangement or agreement maintained by the Company or one of its Affiliates (including, without limitation, the acceleration of any payment or the accelerated vesting of any payment or other benefit), would constitute an “excess parachute payment” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), the payments under Section 4 or Section 5, as applicable, and under Section 7 of this Plan shall be reduced (by the minimum possible amounts) until no amount payable to the Covered Employee constitutes an “excess parachute payment” (within the meaning of Section 280G of the Code); provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account federal, state, local or other income, employment and excise taxes) to which the Covered Employee would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account federal, state, local or other income, employment and excise taxes) to the Covered Employee resulting from the receipt of such payments with such reduction.

All determinations required to be made under this Section 11, including whether a payment would result in an “excess parachute payment” and the assumptions to be utilized in arriving at such determinations, shall be made by an accounting firm designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Covered Employee as requested by the Company or the Covered Employee. All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company. Absent manifest error, all determinations made by the Accounting Firm under this Section 11 shall be final and binding upon the Company and the Covered Employee.

12.	Clawback/Offset
If, prior to a Change in Control, the Company determines that the Covered Employee has taken action, or failed to act, in a manner which is materially detrimental to the best interests of the Company, including a breach by the Covered Employee of any of the terms of a Participation Agreement or Separation and Release Agreement, the Company may, in its sole discretion, not pay any amount which has not then been paid to the Covered Employee from this Plan and, in addition, may recover or “clawback” any amount which has already been paid to the Covered Employee in accordance with this Plan. Additionally, prior to a Change in Control, any severance pay payable to the Covered Employee under this Plan shall, to the extent not in violation of Section 409A of the Code, be offset by reducing such severance pay by any amount that the Covered Employee owes to the Company, including but not limited to any amounts owed as a result of overpayments of disability benefits, wages, bonuses or incentive compensation. Moreover, prior to a Change in Control, any severance pay otherwise due to a Covered Employee may, to the extent not in violation of Section 409A of the Code, be offset by any reasonable costs incurred by the Company in connection with its recovery of any sums for which the Covered Employee is personally responsible.

13.	Administration of Plan
The Plan will be administered by the Company, subject to oversight by the MDCC. The Plan Administrator may delegate its administrative authority under the Plan to one or more officers of the Company.
The Plan Administrator will have the exclusive right, in its discretion, to interpret the Plan, adopt any rules and regulations for carrying out the Plan as may be appropriate and decide any and all matters arising under the Plan. All interpretations and decisions by the Plan Administrator shall be final, conclusive and binding on all parties affected thereby. Notwithstanding the foregoing, following a Change in Control all interpretations of the Plan shall be subject to de novo review as provided in Section 16(A) below.

14.	Termination or Amendment
Amendments to the Plan shall be made by the MDCC; provided, however, that the Company’s Chief Human Resources Officer is authorized to adopt administrative amendments to the Plan which do not affect the eligibility of any Employee to receive benefits under the Plan or the amount or timing of benefits payable under the Plan, and to make ministerial editorial and typographical corrections to the Plan document as may be required. The MDCC reserves the right, in its sole discretion, to terminate, suspend, amend or modify this Plan in whole or in part at any time without prior notice; provided, however, that, notwithstanding anything in this Plan to the contrary, the Plan shall not be amended, modified, suspended or terminated following a Change in Control or during a Potential Change in Control Period (as defined below), except that the Plan Administrator may amend the Plan during a Potential Change in Control Period or following a Change in Control, or at any other time, in such manner as the Plan Administrator deems necessary or advisable, in his or her reasonable judgment, (i) to comply with a change in law or to avoid any payments hereunder being subject to an additional tax under Section 409A of the Code, or (ii) so long as such amendment does not adversely affect (A) the eligibility of any Covered Employee to receive benefits hereunder or (B) the amount or type of benefits that might become, or the time at which such benefits would be, payable hereunder to any Covered Employee. For purposes of this Section, a Potential Change in Control Period shall begin on the date of any “Potential Change in Control” (as defined in Schedule A), and end upon the earlier of (i) the second anniversary of the date of such Potential Change in Control, (ii) the date a Change in Control occurs, or (iii) the date the MDCC determines in good faith that the tender offer, agreement, proxy solicitation or other event constituting the Potential Change in Control has been terminated or otherwise will not result in a Change in Control.

15.	Section 409A
The Plan is intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code, and the Plan will be interpreted on a basis consistent with such intent. Notwithstanding any provision to the contrary in this Plan, if a Covered Employee is deemed on the date of his or her “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment shall be made on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of the Covered Employee’s “separation from service,” or (ii) the date of the Covered Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all distributions delayed pursuant to this Section 15 shall be made to the Covered Employee in a lump sum and any remaining distributions due under this Plan shall be made in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of this Plan to the contrary, for purposes of any provision of this Plan providing for the payment of any amounts considered to be deferred compensation for purposes of Section 409A of the Code upon or following a termination of employment, references to the Covered Employee’s termination date and “termination of employment” (and corollary terms) with the Company shall be construed to refer to the Covered Employee’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Covered Employee by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

16.	Miscellaneous.
(A)    Arbitration. Any claim arising under or in connection with this Plan shall be resolved exclusively by binding arbitration. Such arbitration shall be held in the city of Stamford, Connecticut, and shall be conducted in accordance with the Employment Arbitration Rules then pending of the American Arbitration Association (“AAA”), and otherwise in accordance with the principles that would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Covered Employee and the Company. If the Covered Employee and the Company cannot agree on an acceptable arbitrator, the claim shall be heard by a panel of three arbitrators, with one each appointed by the Covered Employee and the Company and the third appointed by the other two arbitrators. The award rendered by the arbitrator (or arbitrators) will be final and determinative as to any and all issues submitted for arbitration, and a judgment may be entered on any award by any state or federal court having jurisdiction over the parties or their respective property. The Covered Employee and the Company shall be jointly and equally responsible for all arbitration fees assessed by the AAA, and the Covered Employee and the Company shall each be responsible for their respective attorney’s fees and related expenses; provided that, should the claim relate to circumstances occurring on or after the date of a Change in Control, if the arbitrator (or arbitrators) shall in the award determine one or more material issues in dispute in favor of the Covered Employee, then the Company shall pay the Covered Employee’s share of any expenses of the arbitration and the Covered Employee’s reasonable attorney’s fees and related expenses (or cause such fees and expenses to be paid), upon presentation of proof of such fees and expenses in a form reasonably acceptable to the Company.
(B)    Notice. Except as provided in this Plan, a Covered Employee shall not be entitled to any notice of termination or pay in lieu thereof. At the sole discretion of the Company, notice may be provided.
(C)    Death of the Covered Employee. In the event of the death of the Covered Employee after the termination date but prior to his or her receipt of severance pay, the payment that would otherwise have been due to the Covered Employee shall be paid, subject to applicable law, to the Covered Employee’s spouse, if any, or if the Covered Employee is not married, to his or her estate.
(D)    Successor. All rights of the Company under this Plan shall inure to the benefit of, and all obligations of the Company under the Plan shall be binding on, any successor to the Company, whether such successorship results from a direct or indirect purchase of all or substantially all of the business and/or assets of the Company, or a merger, consolidation or otherwise.
(E)    Unfunded. Benefits under this Plan are paid for entirely by the Company from its general assets.
(F)    Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, State, local or foreign income or employment tax laws or similar statutes or other provisions of law then in effect.
(G)    Not Compensation For Benefit Plans. Except as may otherwise be specifically provided by the applicable employee benefit plan, as it may be amended from time to time, severance pay and any other payment made by the Company after the termination date shall not be taken into account for any purpose under any employee benefit plan of the Company.
(H)    Governing Law. The Plan and all rights under the Plan shall be governed and construed in accordance with the laws of the State of Connecticut, without regard to the principles of conflict of laws thereof.
(I)    Section Headings. The section headings contained in this Plan are included solely for convenience of reference and shall not in any way affect the meaning of any provision of this Plan.
(J)    Not an Employment Contract. This Plan is not a contract of employment. It does not guarantee employment for any specified period and does not limit the right of the Company to terminate a Covered Employee’s employment at any time for any reason. Except as otherwise provided in a written agreement with the Company, employment with the Company is terminable at will.
Except as otherwise provided in a written agreement with the Company, any employee retains the right to terminate his or her employment at any time, with or without notice, and with or without cause. Likewise, the Company can terminate the employment of any employee at any time, with or without notice, and with or without cause, subject to applicable law.

SCHEDULE A

DEFINITIONS

(a)
“Cause” means : (A) conviction of the Covered Employee of a felony involving moral turpitude, dishonesty or laws to which the Company or its affiliates are subject in connection with the conduct of its or their business;  (B) the Covered Employee, in carrying out his or her duties for the Company, has been guilty of (1) willful misconduct or (2) refusal by the Covered Employee to perform the duties assigned to him or her and the continuance of such refusal after receipt of written notice; or (C) the Covered Employee’s refusal to obey any lawful policy or requirement duly adopted by the Board of Directors of XL Group plc and the continuance of such refusal after receipt of written notice.

(b)    “Change in Control” shall mean any of the following:
(i)    an acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of either (A) the value of then outstanding equity securities of XL Group plc (the “Outstanding Company Stock”) or (B) the combined voting power of the then outstanding voting securities of XL Group plc entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute or result in a Change in Control: (w) any acquisition directly from XL Group plc; (x) any acquisition by XL Group plc; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by XL Group plc or one or more of its subsidiaries; or (z) any acquisition by any entity pursuant to a Business Combination (as defined below) that does not constitute a Change in Control under clause (ii) below; or
(ii)     consummation of a merger, scheme of arrangement, consolidation, amalgamation, exchange of securities, reorganization or similar transaction involving XL Group plc or any of its subsidiaries, a sale or other disposition of all or substantially all of the consolidated assets of XL Group plc, or the acquisition of assets or equity of another entity by XL Group plc or any of its subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of the value of the then outstanding equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or comparable governing body of an entity that does not have such a board), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns XL Group plc or all or substantially all of XL Group plc’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be; or
(iii)     approval by shareholders of XL Group plc of the dissolution or complete liquidation of XL Group plc; provided, however, that for purposes of this Plan, approval of such a dissolution or complete liquidation pursuant to a Business Combination (as defined above) that does not constitute a Change in Control under clause (ii) above shall not constitute or result in a Change in Control; or
(iv)     during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of XL Group plc (the “Board”) and any new directors (excluding any new director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation or proxy contest, relating to the election of directors of XL Group plc) whose appointment, election, or nomination for election was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose appointment, election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

(c)
“CIC Good Reason” means the occurrence of any of the following within two years after the occurrence of a Change in Control, unless done with the prior written consent of the Covered Employee, where notice of termination is provided as described below:

(i)    (A) the assignment to the Covered Employee of any duties inconsistent in any material adverse respect with his or her position, duties, authority or responsibilities, or (B) a material diminution of the Covered Employee’s duties, authority or responsibilities in effect immediately before the Change in Control;
(ii)    a material reduction in the Covered Employee’s annual base salary or target annual bonus; or
(iii)    the Company’s requiring the Covered Employee’s primary office to be more than 50 miles from its then current location but only if the new office is also more than 50 miles from the Covered Employee’s principal residence.
The Covered Employee must provide written notice of his or her intention to terminate employment for CIC Good Reason to the Company within 60 days of having actual knowledge of the events giving rise to such CIC Good Reason, which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for CIC Good Reason. The Company shall have 30 days from its receipt of such notice to remedy the condition, in which case CIC Good Reason shall no longer exist with regard to such condition. Any date of termination for CIC Good Reason shall not be more than 180 days after the CIC Good Reason event occurs.

(d)
“Comparable Position” shall mean a position with materially the same base salary rate and annual target bonus with comparable duties and that either is located not more than 50 miles from the immediately preceding location of the Covered Employee’s primary office or not more than 50 miles from the Covered Employee’s principal residence.

(e)
“Disability” means (i) that the Covered Employee has been, or is likely to be, incapable of substantially fulfilling his or her positions, duties, responsibilities and obligations on account of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of at least 180 days in any twelve-month period, as determined by a medical physician selected by the Company and that is reasonably acceptable to the Covered Employee (which acceptance shall not be unreasonably withheld or delayed), or (ii) the Covered Employee has qualified for benefits under the Company’s Long Term Disability Plan.

(f)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(g)	“Good Reason” means the occurrence of any of the following, unless done with the prior written consent of the Covered Employee, where notice of termination is provided as described below:
(i)    a material reduction in the Covered Employee’s annual base salary or target annual bonus; or
(ii)    the Company’s requiring the Covered Employee’s primary office to be more than 50 miles from its then current location but only if the new office is also more than 50 miles from the Covered Employee’s principal residence.
The Covered Employee must provide written notice of his or her intention to terminate employment for Good Reason to the Plan Administrator within 60 days of having actual knowledge of the events giving rise to such Good Reason, which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for Good Reason. The Company shall have 30 days from its receipt of such notice to remedy the condition, in which case Good Reason shall no longer exist with regard to such condition. Any date of termination for Good Reason shall not be more than 180 days after the Good Reason event occurs.

(h)	“Ineligible Termination” means:
(1)    the Covered Employee is terminated for misconduct, including violations of Company policies, violation of the Company’s Code of Conduct or its Code of Conduct Supplement, violation of any confidentiality agreement or other covenant or restriction applicable to the Covered Employee, or any termination for Cause;
(2)    the Covered Employee terminates employment with the Company prior to the date selected by the Company as his or her last day of active employment;
(3)    the Covered Employee is terminated in connection with a sale or divestiture described in Section 10 of the Plan and any of the conditions set forth in Section 10 (1) through (4) apply; or
(4)    the Covered Employee’s employment terminates as a result of his or her death, or as a result of his or her Disability.

(i)
“Person” means an organization, a corporation, an individual, a partnership, a trust or any other entity or organization, including a governmental entity and a “person” as that term is used under Section 13(d) or 14(d) of the Exchange Act.

(j)	A “Potential Change in Control” shall occur if:

(1)
a Person shall commence a tender offer, which, if successfully consummated, would result in such Person being the beneficial owner of 40% or more of the Outstanding Company Stock or the Outstanding Company Voting Securities;

(2)	XL Group plc enters into an agreement, the consummation of which would constitute a Change in Control;

(3)
a solicitation of proxies for the election of directors of XL Group plc by anyone other than XL Group plc is commenced, which, if such directors were elected, would result in the occurrence of a Change in Control; or

(4)	any other event shall occur which is deemed to be a Potential Change in Control by the Board, the MDCC, or any other appropriate committee of the Board in its sole discretion.